                                                                   Exhibit 3.5


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           NOVADIGM ACQUISITION, INC.

                     Pursuant to Section 241 of the General
                    Corporation Law of the State of Delaware

            NovaDigm Acquisition, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

            1. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

            "FIRST: The name of the Corporation is TransDigm Inc."

            2. The Corporation has not received any payment for any of its stock.

            3. The amendment above set forth was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, I, the undersigned, being the sole Director of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 241 of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand, this 22nd day of July, 1993.


                                    /s/ David I . Wahrhaftig
                                    --------------------------
                                    David I. Wahrhaftig